SOUTHWEST AIRLINES REPORTS RECORD THIRD QUARTER PROFIT

DALLAS, TEXAS - October 23, 2014 - Southwest Airlines Co. (NYSE:LUV) (the “Company”) today reported its third quarter 2014 results:

•
Record third quarter net income, excluding special items[1], of $382 million, or $.55 per diluted share, compared to third quarter 2013 net income, excluding special items, of $241 million, or $.34 per diluted share. This represented a 61.8 percent increase from third quarter 2013, and exceeded the First Call consensus estimate of $.53 per diluted share.

•	Record third quarter net income of $329 million, or $.48 per diluted share, which included
$53 million (net) of unfavorable special items, compared to third quarter 2013 net income of $259 million, or $.37 per diluted share, which included $18 million (net) of favorable special items.

•	Record third quarter operating income of $614 million. Excluding special items, record third quarter operating income of $649 million.

•	Returned $241 million to Shareholders through dividends and share repurchases.

•
Return on invested capital[1], before taxes and excluding special items (ROIC), for the twelve months ended September 30, 2014, of 19.0 percent, as compared to 10.6 percent for the twelve months ended September 30, 2013.

Gary C. Kelly, Chairman of the Board, President, and Chief Executive Officer, stated, “We are very pleased to report another record quarterly profit performance, which resulted in a $100 million third quarter 2014 profitsharing expense for our Employees. Excluding special items, third quarter 2014 net income was $382 million, or $.55 per diluted share, and operating income was $649 million, resulting in a 13.5 percent operating margin2. The 386 basis point year-over-year improvement in operating margin, excluding special items, was driven by strong revenues, lower jet fuel prices, and a solid cost performance.
“Total operating revenues were $4.8 billion, which was a 5.6 percent increase from a year ago, despite a four percent decline in trips and two percent fewer seats flown3, as we work through the transition of AirTran aircraft. Our traffic and revenue trends were strong throughout the third quarter, generating a 4.5 percent year-over-year increase in unit revenues, despite a large percentage of our route system in development or conversion as we continued to transition AirTran flying to Southwest.

Our third quarter 2014 revenue strength was driven by record load factors and a strong performance in our Rapid Rewards frequent flyer program.  Thus far, revenue momentum has continued into October 2014, with favorable load factor and unit revenue trends.  Current bookings for November and December are also good.
"Our third quarter 2014 cost performance benefited from lower jet fuel prices and our fleet modernization efforts. With these trends continuing, we are poised for another solid cost performance for fourth quarter 2014. Based on current cost trends, and excluding fuel and oil expense, profitsharing, and special items, we expect full year 2014 unit costs to increase approximately two percent compared to last year.
"Our third quarter 2014 financial performance was very gratifying, and I commend our outstanding Employees of Southwest Airlines for their unending dedication to providing reliable, low cost operations with our legendary, friendly Customer Service. As an industry leader of low fares and low costs, we are very pleased with the transformative and successful execution of our strategic initiatives that contributed significantly to our 19.0 percent ROIC for the twelve months ended September 30, 2014. Our Employees are the very best in the airline industry, and we were thrilled to unveil a bold, new visual expression of our brand in September. Our Heart aircraft livery, airport experience, and logo marries our past to our present and commemorates the transformation of Southwest in 2014. It is dedicated with much gratitude to our People.
"We are also thrilled with the July 1, 2014, launch of Southwest international service. During third quarter, we began service to Oranjestad, Aruba; Montego Bay, Jamaica; Nassau/Paradise Island in the Bahamas; and San Jose del Cabo/Los Cabos and Cancun, Mexico, all markets previously served by AirTran. Next month, we will initiate Southwest service to Punta Cana, Dominican Republic, and Mexico City, which will complete the conversion of international service from AirTran to Southwest. Also during third quarter, we announced that our first destination in Central America will be Juan Santamaria International Airport in San Jose, Costa Rica. The inauguration of this service is expected to be on March 7, 2015, subject to government approval.
"October 13, 2014, was a momentous day for Southwest Airlines. After 34 years, we are finally free from the Wright Amendment restrictions4, and have proudly launched our initial nonstop offerings from Dallas Love Field to seven popular destinations, with ten more nonstop destinations, previously announced, on the horizon.
"In addition to our strong third quarter 2014 earnings performance, our balance sheet, liquidity, and cash flows support our commitment to maintain our financial strength so that we can continue to take great care of our Employees, Customers and Shareholders.  At the end of third quarter 2014, we had $3.6 billion in cash and short-term investments. For the nine months ended September 30, 2014, net cash provided by operations was $2.7 billion, and capital expenditures were $1.3 billion, resulting in strong free cash flow1 of $1.4 billion. We have further strengthened our balance sheet and repaid $517 million in debt and capital lease obligations, thus far in 2014, including $167 million in debt and capital lease obligations repaid during the nine months ended September 30, 2014, and $350 million repaid on October 1st. Thus far this year, we have returned $893 million to Shareholders through the payment of $138 million in dividends and the repurchase of $755 million in common stock."

Financial Results and Outlook
The Company's third quarter 2014 total operating revenues increased 5.6 percent, while operating unit revenues increased 4.5 percent, on a 1.1 percent increase in available seat miles, all as compared to third quarter 2013. Third quarter 2014 passenger revenues were $4.6 billion, which was an increase of 4.9 percent on a unit basis, as compared to third quarter 2013.
Total operating expenses in third quarter 2014 increased 0.7 percent to $4.2 billion, as compared to third quarter 2013. Third quarter 2014 profitsharing expense was $100 million, compared to $69 million in third quarter 2013. The Company incurred costs (before profitsharing and taxes) associated with the acquisition and integration of AirTran, which are special items, of $23 million during third quarter 2014, compared to $28 million in third quarter 2013. Cumulative costs associated with the acquisition and integration of AirTran, as of September 30, 2014, totaled $488 million (before profitsharing and taxes). The Company expects total acquisition and integration costs to be approximately $550 million (before profitsharing and taxes). Excluding special items in both periods, total operating expenses in third quarter 2014 increased 1.1 percent to $4.2 billion, as compared to third quarter 2013.
Third quarter 2014 economic fuel costs were $2.94 per gallon, including $.05 per gallon in favorable cash settlements from fuel derivative contracts, compared to $3.06 per gallon in third quarter 2013, including $.01 per gallon in favorable cash settlements from fuel derivative contracts. Based on the Company's fuel derivative contracts and market prices as of October 17, 2014, fourth quarter 2014 economic fuel costs are expected to be in the $2.70 to $2.75 per gallon range, compared to fourth quarter 2013's $3.05 per gallon. As of October 17, 2014, the fair market value of the Company's hedge portfolio through 2018 was a net liability of $236 million. Additional information regarding the Company's fuel derivative contracts is included in the accompanying tables.

Excluding fuel and oil expense, profitsharing, and special items in both periods, third quarter 2014 operating costs increased 2.6 percent from third quarter 2013, and increased 1.5 percent on a unit basis.
Operating income in third quarter 2014 was $614 million, compared to $390 million in third quarter 2013. Excluding special items, operating income was $649 million in third quarter 2014, compared to $439 million in the same period last year, a 47.8 percent increase year-over-year.
Other expenses in third quarter 2014 were $89 million, compared to other income of $29 million in third quarter 2013. The $118 million swing primarily resulted from $66 million in other losses recognized in third quarter 2014, compared to $59 million in other gains recognized in third quarter 2013. In both periods, these gains/losses included ineffectiveness and unrealized mark-to-market amounts associated with a portion of the Company's fuel hedging portfolio, which are special items. Excluding these special items, third quarter 2014 had $16 million in other losses, compared to $19 million in third quarter 2013, primarily attributable to the premium costs associated with the Company's fuel derivative contracts. Fourth quarter 2014 premium costs related to fuel derivative contracts are currently estimated to be $13 million, compared to $22 million in fourth quarter 2013. Net interest expense in third quarter 2014 was $23 million, compared to $30 million in third quarter 2013.
For the nine months ended September 30, 2014, total operating revenues increased 5.3 percent to $14.0 billion, and total operating expenses were $12.4 billion, resulting in operating income of $1.6 billion, compared to $893 million in operating income for the same period last year. Excluding special items, operating income was $1.7 billion for the nine months ended September 30, 2014, compared to $1.0 billion for the same period last year. Net income for the nine months ended September 30, 2014, was $946 million, or $1.36 per diluted share, compared to $542 million, or $.75 per diluted share, for the same period last year. Excluding special items, net income for the nine months ended September 30, 2014, was $993 million, or $1.42 per diluted share, compared to $569 million, or $.79 per diluted share, for the same period last year.

Balance Sheet and Cash Flows
As of September 30, 2014, the Company had $3.6 billion in cash and short-term investments, and a fully available unsecured revolving credit line of $1 billion. Net cash provided by operations during third quarter 2014 was $240 million, and capital expenditures were $433 million. The Company repaid $48 million in debt and capital lease obligations during third quarter 2014, and intends to repay an additional $395 million in debt and capital lease obligations during fourth quarter 2014, including $350 million repaid on October 1, 2014.
During third quarter 2014, the Company returned $241 million to its Shareholders through the payment of $41 million in dividends and the repurchase of $200 million in common stock, or 5.0 million shares, pursuant to an accelerated share repurchase (ASR) program executed during the quarter. This ASR program was completed in early October, and the Company then received an additional 1.1 million shares, bringing the total shares repurchased under the third quarter 2014 ASR program to 6.1 million. During third quarter, the Company also received the remaining 1.4 million shares pursuant to the second quarter 2014 $200 million ASR program, bringing the total shares repurchased under that ASR program to 7.4 million. Thus far in 2014, the Company has returned $893 million to its Shareholders through $138 million in dividends, and the repurchase of $755 million in common stock, or 29.2 million shares. The Company has $580 million remaining under its existing $1 billion share repurchase authorization.

Fleet
During third quarter 2014, the Company's fleet increased by two to 685 aircraft at period end. This reflects the third quarter 2014 delivery of 11 new Boeing 737-800s and two pre-owned Boeing 737-700s, as well as the retirement of one Boeing 737-500.  In addition, the Company removed ten Boeing 717-200s from service during third quarter 2014 in preparation for transition out of the fleet. Additional information regarding the Company's aircraft delivery schedule is included in the accompanying tables.

Awards and Recognitions

•	Southwest’s Rapid Rewards frequent flyer program was named one of the top airline rewards programs in U.S. News & World Report's 2014 rankings of the Best Airline Rewards Programs.

•
2014 Women’s Choice Award® for America’s Best in Travel. Southwest was selected by American women as the most recommended for:  best overall customer service, best value, best frequent flyer/loyalty programs, best pet-friendly travel, and best in-flight service.

•	Gold Award for Strategy in CLO Magazine’s Learning in Practice Awards.

•	Named to Glassdoor.com's list of top 25 companies for culture and values.

•	Highly Commended for Best in Customer Service using Social Media by SimpliFlying.

•	Southwest Cargo received Logistic Management Magazine’s Quest for Quality Award.

Conference Call
Southwest will discuss its third quarter 2014 results on a conference call at 12:30 p.m. Eastern Time today. A live broadcast of the conference call also will be available at
http://southwest.investorroom.com.

1See Note Regarding Use of Non-GAAP Financial Measures. In addition, information regarding special items and ROIC is included in the accompanying reconciliation tables.
2Operating margin, excluding special items, is calculated as operating income, excluding special items, divided by operating revenues. See Note Regarding Use of Non-GAAP Financial Measures.
3Seats flown is calculated using total number of seats available by aircraft type multiplied by the total trips flown by the same aircraft type, for a given period.
4Restrictions still apply to nonstop destinations beyond the 50 States or the District of Columbia.

Cautionary Statement Regarding Forward-Looking Statements
This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  Specific forward-looking statements include, without limitation, statements related to (i) the Company’s financial outlook and projected results of operations; (ii) the Company’s expectations with respect to its integration of AirTran, including anticipated integration timeframes and expected costs associated with the integration; (iii) the Company's plans and expectations related to managing risk associated with changing jet fuel prices; (iv) the Company's expectations with respect to liquidity (including its plans for the repayment of debt and capital lease obligations); and (v) the Company’s aircraft delivery schedule. These forward-looking statements are based on the Company's current intent, expectations, and projections and are not guarantees of future performance.  These statements involve risks, uncertainties, assumptions, and other factors that are difficult to predict and that could cause actual results to vary materially from those expressed in or indicated by them. Factors include, among others, (i) demand for the Company's services and the impact of economic conditions, fuel prices, actions of competitors (including without limitation pricing, scheduling, and capacity decisions and consolidation and alliance activities), and other factors beyond the Company's control, on the Company's business decisions, plans, and strategies; (ii) the impact of governmental regulations and other actions related to the Company's operations; (iii) the Company's ability to effectively complete the integration of AirTran and realize the expected results from the acquisition; (iv) the Company's ability to timely and effectively prioritize its strategic initiatives and related expenditures; (v) changes in fuel prices, the impact of hedge accounting, and any changes to the Company's fuel hedging strategies and positions; (vi) the Company's dependence on third parties, in particular with respect to its fleet plans; and (vii) other factors, as described in the Company's filings with the Securities and Exchange Commission, including the detailed factors discussed under the heading "Risk Factors" in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2013.

Investor Contact:
Southwest Airlines Investor Relations
214-792-4415

Media Contact:
Southwest Airlines Media Relations
214-792-4847
swamedia@wnco.com

Southwest Airlines Co.
Condensed Consolidated Statement of Income
(in millions, except per share amounts)
(unaudited)

	Three months ended			Nine months ended
	September 30,			September 30,
	2014	2013	Percent change	2014	2013	Percent change
OPERATING REVENUES:
Passenger	$4,564	$4,306	6.0	$13,249	$12,524	5.8
Freight	45	41	9.8	128	123	4.1
Other	191	198	(3.5)	600	624	(3.8)
Total operating revenues	4,800	4,545	5.6	13,977	13,271	5.3

OPERATING EXPENSES:
Salaries, wages, and benefits	1,363	1,271	7.2	4,044	3,751	7.8
Fuel and oil	1,386	1,450	(4.4)	4,125	4,396	(6.2)
Maintenance materials and repairs	248	271	(8.5)	734	842	(12.8)
Aircraft rentals	71	92	(22.8)	227	277	(18.1)
Landing fees and other rentals	289	290	(0.3)	849	848	0.1
Depreciation and amortization	238	221	7.7	687	643	6.8
Acquisition and integration	23	28	(17.9)	78	66	18.2
Other operating expenses	568	532	6.8	1,628	1,555	4.7
Total operating expenses	4,186	4,155	0.7	12,372	12,378	—

OPERATING INCOME	614	390	57.4	1,605	893	79.7

OTHER EXPENSES (INCOME):
Interest expense	31	35	(11.4)	97	97	—
Capitalized interest	(6)	(4)	50.0	(18)	(17)	5.9
Interest income	(2)	(1)	100.0	(5)	(5)	—
Other (gains) losses, net	66	(59)	(211.9)	16	(58)	(127.6)
Total other expenses (income)	89	(29)	(406.9)	90	17	429.4

INCOME BEFORE INCOME TAXES	525	419	25.3	1,515	876	72.9
PROVISION FOR INCOME TAXES	196	160	22.5	569	334	70.4
NET INCOME	$329	$259	27.0	$946	$542	74.5

NET INCOME PER SHARE:
Basic	$0.48	$0.37	29.7	$1.37	$0.76	80.3
Diluted	$0.48	$0.37	29.7	$1.36	$0.75	81.3

WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	683	703	(2.8)	690	714	(3.4)
Diluted	691	711	(2.8)	699	722	(3.2)

Southwest Airlines Co.
Reconciliation of Reported Amounts to Non-GAAP Items
(See Note Regarding Use of Non-GAAP Financial Measures)
(in millions, except per share amounts)
(unaudited)

	Three months ended			Nine months ended
	September 30,			September 30,
	2014	2013	Percent Change	2014	2013	Percent Change
Fuel and oil expense, unhedged	$1,395	$1,435		$4,171	$4,282
Add (Deduct): Fuel hedge (gains) losses included in Fuel and oil expense	(9)	15		(46)	114
Fuel and oil expense, as reported	$1,386	$1,450		$4,125	$4,396
Deduct: Net impact from fuel contracts (1)	(12)	(21)		(27)	(71)
Fuel and oil expense, non-GAAP (economic)	$1,374	$1,429	(3.8)	$4,098	$4,325	(5.2)

Total operating expenses, as reported	$4,186	$4,155		$12,372	$12,378
Deduct: Net impact from fuel contracts (1)	(12)	(21)		(27)	(71)
Total operating expenses, economic	$4,174	$4,134		$12,345	$12,307
Deduct: Acquisition and integration costs	(23)	(28)		(78)	(66)
Total operating expenses, non-GAAP	$4,151	$4,106	1.1	$12,267	$12,241	0.2
Deduct: Profitsharing expense	(100)	(69)		(256)	(162)
Total operating expenses, non-GAAP, excluding Profitsharing	$4,051	$4,037	0.3	$12,011	$12,079	(0.6)
Deduct: Fuel and oil expense, non-GAAP (economic)	(1,374)	(1,429)		(4,098)	(4,325)
Total operating expenses, non-GAAP, excluding Profitsharing and fuel	$2,677	$2,608	2.6	$7,913	$7,754	2.1

Operating income, as reported	$614	$390		$1,605	$893
Add : Net impact from fuel contracts (1)	12	21		27	71
Operating income, economic	$626	$411		$1,632	$964
Add: Acquisition and integration costs	23	28		78	66
Operating income, non-GAAP	$649	$439	47.8	$1,710	$1,030	66.0

Other (gains) losses, net, as reported	$66	$(59)		$16	$(58)
Add (Deduct): Net impact from fuel contracts (1)	(50)	78		31	95
Other (gains) losses, net, non-GAAP	$16	$19	(15.8)	$47	$37	27.0

Income before income taxes, as reported	$525	$419		$1,515	$876
Add (Deduct): Net impact from fuel contracts (1)	62	(57)		(4)	(24)
	$587	$362		$1,511	$852
Add: Acquisition and integration costs	23	28		78	66
Income before income taxes, non-GAAP	$610	$390	56.4	$1,589	$918	73.1

Net income, as reported	$329	$259		$946	$542
Add (Deduct): Net impact from fuel contracts (1)	62	(57)		(4)	(24)
Add (Deduct): Income tax impact of fuel contracts	(23)	22		2	10
	$368	$224		$944	$528
Add: Acquisition and integration costs, net (2)	14	17		49	41
Net income, non-GAAP	$382	$241	58.5	$993	$569	74.5

Net income per share, diluted, as reported	$0.48	$0.37		$1.36	$0.75
Add (Deduct): Net impact from fuel contracts (2)	0.05	(0.05)		(0.01)	(0.02)
	$0.53	$0.32		$1.35	$0.73
Add: Impact of special items, net (2)	0.02	0.02		0.07	0.06
Net income per share, diluted, non-GAAP	$0.55	$0.34	61.8	$1.42	$0.79	79.7
(1) See Reconciliation of Impact from Fuel Contracts.
(2) Amounts net of tax.

Southwest Airlines Co.
Reconciliation of Impact from Fuel Contracts
(See Note Regarding Use of Non-GAAP Financial Measures)
(in millions)
(unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
	2014	2013	2014	2013
Fuel and oil expense
Reclassification between Fuel and oil and Other (gains) losses, net, associated with current period settled contracts	$(5)	$(17)	$(5)	$(10)
Contracts settling in the current period, but for which gains have been recognized in a prior period (1)	(7)	(4)	(22)	(61)
Impact from fuel contracts to Fuel and oil expense	$(12)	$(21)	$(27)	$(71)

Operating Income
Reclassification between Fuel and oil and Other (gains) losses, net, associated with current period settled contracts	$5	$17	$5	$10
Contracts settling in the current period, but for which gains have been recognized in a prior period (1)	7	4	22	61
Impact from fuel contracts to Operating Income	$12	$21	$27	$71

Other (gains) losses, net
Mark-to-market impact from fuel contracts settling in future periods	$(44)	$76	$(5)	$112
Ineffectiveness from fuel hedges settling in future periods	(11)	(15)	31	(27)
Reclassification between Fuel and oil and Other (gains) losses, net, associated with current period settled contracts	5	17	5	10
Impact from fuel contracts to Other (gains) losses, net	$(50)	$78	$31	$95

Net Income
Mark-to-market impact from fuel contracts settling in future periods	$44	$(76)	$5	$(112)
Ineffectiveness from fuel hedges settling in future periods	11	15	(31)	27
Other net impact of fuel contracts settling in the current or a prior period (excluding reclassifications)	7	4	22	61
Impact from fuel contracts to Net Income (2)	$62	$(57)	$(4)	$(24)

(1) As a result of prior hedge ineffectiveness and/or contracts marked-to-market through the income statement.
(2) Before income tax impact of unrealized items.

Southwest Airlines Co.
Comparative Consolidated Operating Statistics
(unaudited)

	Three months ended			Nine months ended
	September 30,			September 30,
	2014	2013	Change	2014	2013	Change
Revenue passengers carried	28,391,882	27,015,866	5.1%	82,602,805	81,180,167	1.8%
Enplaned passengers	35,255,248	33,792,804	4.3%	101,701,969	100,036,208	1.7%
Revenue passenger miles (RPMs) (000s)(1)	28,522,164	27,009,604	5.6%	81,267,478	78,695,853	3.3%
Available seat miles (ASMs) (000s)(2)	33,785,824	33,425,087	1.1%	98,356,618	98,457,754	(0.1)%
Load factor(3)	84.4%	80.8%	3.6 pts.	82.6%	79.9%	2.7 pts.
Average length of passenger haul (miles)	1,005	1,000	0.5%	984	969	1.5%
Average aircraft stage length (miles)	728	708	2.8%	721	703	2.6%
Trips flown	319,250	332,991	(4.1)%	946,231	995,097	(4.9)%
Average passenger fare	$160.74	$159.39	0.8%	$160.39	$154.28	4.0%
Passenger revenue yield per RPM (cents)(4)	16.00	15.94	0.4%	16.30	15.91	2.5%
RASM (cents)(5)	14.21	13.60	4.5%	14.21	13.48	5.4%
PRASM (cents)(6)	13.51	12.88	4.9%	13.47	12.72	5.9%
CASM (cents)(7)	12.39	12.43	(0.3)%	12.58	12.57	0.1%
CASM, excluding fuel (cents)	8.29	8.09	2.5%	8.38	8.11	3.3%
CASM, excluding special items (cents)	12.29	12.29	—%	12.47	12.43	0.3%
CASM, excluding fuel and special items (cents)	8.22	8.01	2.6%	8.30	8.04	3.2%
CASM, excluding fuel, special items, and profitsharing (cents)	7.92	7.80	1.5%	8.04	7.88	2.0%
Fuel costs per gallon, including fuel tax (unhedged)	$2.99	$3.07	(2.6)%	$3.06	$3.10	(1.3)%
Fuel costs per gallon, including fuel tax	$2.97	$3.10	(4.2)%	$3.03	$3.19	(5.0)%
Fuel costs per gallon, including fuel tax (economic)	$2.94	$3.06	(3.9)%	$3.01	$3.13	(3.8)%
Fuel consumed, in gallons (millions)	466	466	—%	1,357	1,376	(1.4)%
Active fulltime equivalent Employees	45,750	45,148	1.3%	45,750	45,148	1.3%
Aircraft at end of period(8)	685	688	(0.4)%	685	688	(0.4)%

(1) A revenue passenger mile is one paying passenger flown one mile. Also referred to as "traffic," which is a measure of demand for a given period.
(2) An available seat mile is one seat (empty or full) flown one mile. Also referred to as "capacity," which is a measure of the space available to carry passengers in a given period.
(3) Revenue passenger miles divided by available seat miles.
(4) Calculated as passenger revenue divided by revenue passenger miles. Also referred to as "yield," this is the average cost paid by a paying passenger to fly one mile, which is a measure of revenue production and fares.
(5) RASM (unit revenue) - Operating revenue yield per ASM, calculated as operating revenue divided by available seat miles. Also referred to as "operating unit revenues," this is a measure of operating revenue production based on the total available seat miles flown during a particular period.
(6) PRASM (Passenger unit revenue) - Passenger revenue yield per ASM, calculated as passenger revenue divided by available seat miles. Also referred to as “passenger unit revenues,” this is a measure of passenger revenue production based on the total available seat miles flown during a particular period.
(7) CASM (unit costs) - Operating expenses per ASM, calculated as operating expenses divided by available seat miles. Also referred to as "unit costs" or "cost per available seat mile," this is the average cost to fly an aircraft seat (empty or full) one mile, which is a measure of cost efficiencies.
(8) Aircraft in the Company's fleet at period end, less Boeing 717-200s removed from service in preparation for transition out of the fleet.

Southwest Airlines Co.
Return on Invested Capital (ROIC)
(See Note Regarding Use of Non-GAAP Financial Measures)
(in millions)
(unaudited)

	Twelve Months Ended	Twelve Months Ended
	September 30, 2014	September 30, 2013
Operating income, as reported	$1,991	$984
Net impact from fuel contracts	40	100
Acquisition and integration costs	97	81
Operating income, non-GAAP	$2,128	$1,165
Net adjustment for aircraft leases (1)	136	134
Adjustment for fuel hedge accounting	(70)	(42)
Adjusted Operating income, non-GAAP	$2,194	$1,257

Average invested capital (2)	$11,616	$11,769
Equity adjustment for hedge accounting	(61)	81
Adjusted average invested capital	$11,555	$11,850

ROIC, pre-tax	19.0%	10.6%

(1) Net adjustment related to presumption that all aircraft in fleet are owned (i.e., the impact of eliminating aircraft rent expense and replacing with estimated depreciation expense for those same aircraft).
(2) Average invested capital represents a five quarter average of debt, net present value of aircraft leases, and equity.

Southwest Airlines Co.
Condensed Consolidated Balance Sheet
(in millions)
(unaudited)

	September 30, 2014	December 31, 2013
ASSETS
Current assets:
Cash and cash equivalents	$1,832	$1,355
Short-term investments	1,728	1,797
Accounts and other receivables	468	419
Inventories of parts and supplies, at cost	429	467
Deferred income taxes	237	168
Prepaid expenses and other current assets	208	250
Total current assets	4,902	4,456
Property and equipment, at cost:
Flight equipment	18,019	16,937
Ground property and equipment	2,866	2,666
Deposits on flight equipment purchase contracts	601	764
Assets constructed for others	570	453
	22,056	20,820
Less allowance for depreciation and amortization	8,091	7,431
	13,965	13,389
Goodwill	970	970
Other assets	702	530
	$20,539	$19,345
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$1,185	$1,247
Accrued liabilities	1,277	1,229
Air traffic liability	3,377	2,571
Current maturities of long-term debt	607	629
Total current liabilities	6,446	5,676

Long-term debt less current maturities	2,125	2,191
Deferred income taxes	3,360	2,934
Construction obligation	521	437
Other noncurrent liabilities	658	771
Stockholders' equity:
Common stock	808	808
Capital in excess of par value	1,280	1,231
Retained earnings	7,266	6,431
Accumulated other comprehensive loss	(92)	(3)
Treasury stock, at cost	(1,833)	(1,131)
Total stockholders' equity	7,429	7,336
	$20,539	$19,345

Southwest Airlines Co.
Condensed Consolidated Statement of Cash Flows
(in millions)
(unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2014	2013	2014	2013
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$329	$259	$946	$542
Adjustments to reconcile net income to cash provided by (used in) operating activities:
Depreciation and amortization	238	221	687	643
Unrealized (gain) loss on fuel derivative instruments	63	(58)	(4)	(24)
Deferred income taxes	392	29	472	52
Changes in certain assets and liabilities:
Accounts and other receivables	(22)	73	(83)	(74)
Other assets	6	(63)	(7)	(83)
Accounts payable and accrued liabilities	(534)	(98)	(86)	185
Air traffic liability	(108)	(95)	806	811
Cash collateral received from (paid to) derivative counterparties	(98)	80	8	56
Other, net	(26)	80	(41)	80
Net cash provided by operating activities	240	428	2,698	2,188

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(433)	(268)	(1,340)	(995)
Purchases of short-term investments	(415)	(896)	(2,344)	(2,520)
Proceeds from sales of short-term and other investments	805	805	2,427	2,385
Other, net	(1)	—	(2)	—
Net cash used in investing activities	(44)	(359)	(1,259)	(1,130)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from Employee stock plans	23	12	96	31
Reimbursement for assets constructed for others	26	—	26	—
Payments of long-term debt and capital lease obligations	(48)	(51)	(167)	(267)
Payments of cash dividends	(41)	(28)	(138)	(71)
Repayment of construction obligation	(3)	(2)	(8)	(3)
Repurchase of common stock	(200)	(150)	(755)	(501)
Other, net	(3)	(6)	(16)	(27)
Net cash used in financing activities	(246)	(225)	(962)	(838)

NET CHANGE IN CASH AND CASH EQUIVALENTS	(50)	(156)	477	220

CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	1,882	1,489	1,355	1,113

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$1,832	$1,333	$1,832	$1,333

Southwest Airlines Co.
Fuel Derivative Contracts
As of October 17, 2014

Estimated economic jet fuel price per gallon, including taxes
Average Brent Crude Oil price per barrel	4Q 2014 (2)
$70	$2.30 - $2.35
$80	$2.50 - $2.55
Current Market (1)	$2.70 - $2.75
$100	$3.00 - $3.05
$110	$3.20 - $3.25

Period	Average percent of estimated fuel consumption covered by fuel derivative contracts at varying WTI/Brent Crude Oil, Heating Oil, and Gulf Coast Jet Fuel-equivalent price levels
Fourth quarter 2014	Approx. 20%
2015	Approx. 40%
2016	Approx. 40%
2017	Approx. 40%
2018	Approx. 5%

(1) Brent crude oil average market price as of October 17, 2014, was approximately $87 per barrel for fourth quarter 2014.
(2) The Company has approximately 20 percent of its fourth quarter 2014 estimated fuel consumption covered by fuel derivative contracts with approximately 10 percent at varying crude oil-equivalent prices and the remainder at varying Gulf Coast jet fuel and heat-equivalent prices. The economic fuel price per gallon sensitivities provided above assume the relationship between Brent crude oil and refined products based on market prices as of October 17, 2014.

Southwest Airlines Co.
737 Delivery Schedule
As of September 30, 2014

	The Boeing Company					The Boeing Company
	737 NG					737 MAX
	-700 Firm Orders		-800 Firm Orders	Options	Additional -700s	-7 Firm Orders	-8 Firm Orders		Options	Total
2014	—		33	—	22	—	—		—	55	(3)
2015	—		19	—	14	—	—		—	33
2016	31		—	10	4	—	—		—	45
2017	15		—	12	—	—	14		—	41
2018	10		—	12	—	—	13		—	35
2019	—		—	—	—	15	10		—	25
2020	—		—	—	—	14	22		—	36
2021	—		—	—	—	1	33		18	52
2022	—		—	—	—	—	30		19	49
2023	—		—	—	—	—	24		23	47
2024	—		—	—	—	—	24		23	47
2025	—		—	—	—	—	—		36	36
2026	—		—	—	—	—	—		36	36
2027	—		—	—	—	—	—		36	36
	56	(1)	52	34	40	30	170	(2)	191	573

(1) The Company has flexibility to substitute 737-800s in lieu of 737-700 firm orders.
(2) The Company has flexibility to substitute MAX 7 in lieu of  MAX 8 firm orders beginning in 2019.
(3) Includes 25 737-800s and 11 737-700s delivered as of September 30, 2014.

NOTE REGARDING USE OF NON-GAAP FINANCIAL MEASURES
The Company's unaudited consolidated financial statements are prepared in accordance with GAAP. These GAAP financial statements include (i) unrealized non-cash adjustments and reclassifications, which can be significant, as a result of accounting requirements and elections made under accounting pronouncements relating to derivative instruments and hedging and (ii) other charges the Company believes are not indicative of its ongoing operational performance.
As a result, the Company also provides financial information in this release that was not prepared in accordance with GAAP and should not be considered as an alternative to the information prepared in accordance with GAAP. The Company provides supplemental non-GAAP financial information, including results that it refers to as “economic,” which the Company's management utilizes to evaluate its ongoing financial performance and the Company believes provides greater transparency to investors as supplemental information to its GAAP results. The Company's economic financial results differ from GAAP results in that they only include the actual cash settlements from fuel hedge contracts--all reflected within Fuel and oil expense in the period of settlement. Thus, Fuel and oil expense on an economic basis reflects the Company's actual net cash outlays for fuel during the applicable period, inclusive of settled fuel derivative contracts. Any net premium costs paid related to option contracts are reflected as a component of Other (gains) losses, net, for both GAAP and non-GAAP (including economic) purposes in the period of contract settlement. The Company believes these economic results provide a better measure of the impact of the Company's fuel hedges on its operating performance and liquidity since they exclude the unrealized, non-cash adjustments and reclassifications that are recorded in GAAP results in accordance with accounting guidance relating to derivative instruments, and they reflect all cash settlements related to fuel derivative contracts within Fuel and oil expense. This enables the Company's management, as well as investors, to consistently assess the Company's operating performance on a year-over-year or quarter-over-quarter basis after considering all efforts in place to manage fuel expense. However, because these measures are not determined in accordance with GAAP, such measures are susceptible to varying calculations and not all companies calculate the measures in the same manner. As a result, the aforementioned measures, as presented, may not be directly comparable to similarly titled measures presented by other companies.
Further information on (i) the Company's fuel hedging program, (ii) the requirements of accounting for derivative instruments, and (iii) the causes of hedge ineffectiveness and/or mark-to-market gains or losses from derivative instruments is included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2013.
In addition to its “economic” financial measures, as defined above, the Company has also provided other non-GAAP financial measures, including results that it refers to as “excluding special items,” as a result of items that the Company believes are not indicative of its ongoing operations. These include expenses associated with the Company's acquisition and integration of AirTran. The Company believes that evaluation of its financial performance can be enhanced by a presentation of results that exclude the impact of these items in order to evaluate the results on a comparative basis with results in prior periods that do not include such items and as a basis for evaluating operating results in future periods. As a result of the Company's acquisition of AirTran, which closed on May 2, 2011, the Company has incurred and expects to continue to incur charges associated with integration of the two companies. While the Company cannot predict the exact timing or amounts of such charges, it does expect to treat the charges as special items in its future presentation of non-GAAP results.
The Company has also provided free cash flow and ROIC, which are non-GAAP financial measures. The Company believes free cash flow is a meaningful measure because it demonstrates the Company's ability to service its debt, pay dividends and make investments to enhance Shareholder value. Although free cash flow is commonly used as a measure of liquidity, definitions of free cash flow may differ; therefore, the Company is providing an explanation of its calculation for free cash flow. For the nine months ended September 30, 2014, the Company generated $1.4 billion in free cash flow, calculated as operating cash flows of $2.7 billion less capital expenditures of $1.3 billion. The Company believes ROIC is a meaningful measure because it quantifies how well the Company generates operating income relative to the capital it has invested in its business.  Although return on invested capital is commonly used as a measure of capital efficiency, definitions of return on invested capital may differ; therefore, the Company is providing an explanation of its calculation for ROIC in the accompanying reconciliation tables to the press release (See Return on Invested Capital).